Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES ANNOUNCES
RESULTS FOR FIRST QUARTER OF 2006
ROCKVILLE, Maryland — May 10, 2006 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended March 31, 2006.
The Company’s net loss for the quarter, in accordance with Generally Accepted Accounting Principles (GAAP) was $62.1 million, or $0.47 per share, including $6.7 million of stock-based compensation expense ($0.05 per share). This compares with the net loss for the first quarter of 2005 of $59.6 million, or $0.46 per share. In 2005, stock-based compensation expense was not recognized in the net loss.
HGS reported revenues of $6.8 million for the quarter ended March 31, 2006, compared to revenues of $1.1 million for the first quarter of 2005. The increase in revenue relates primarily to the recognition of a $6 million milestone from GlaxoSmithKline (GSK), related to the progress of GSK716155 (formerly Albugon™).
“In the first quarter, we continued to make significant progress in moving toward commercialization, and we plan to accelerate this progress in the remainder of 2006,” said H. Thomas Watkins, President and Chief Executive Officer. “In April 2006, HGS presented the positive interim results of two clinical trials of Albuferon™ in combination with ribavirin. The results to date support the Company’s plan to advance Albuferon to Phase 3 development before the end of 2006. We are also working closely with our collaborator, GSK, in preparing to initiate Phase 3 development of LymphoStat-B™ in systemic lupus erythematosus before the end of 2006. At the same time, our recently announced definitive agreement with BioMed Realty Trust for the sale/leaseback of the Company’s large-scale manufacturing facility and a new lease for our headquarters facility will generate approximately $380 million in additional cash available to support the progress of these lead compounds toward commercialization.”

At March 31, 2006, cash and investments totaled $580.4 million, including $217.2 million of restricted investments. This compares to $646.2 million in cash and short-term investments, including $220.2 million of restricted investments, at December 31, 2005. As of March 31, 2006, there were approximately 131.4 million shares of Human Genome Sciences common stock outstanding.
Highlights of Progress
HGS entered into a $425 million definitive agreement with BioMed Realty Trust, Inc., in May 2006 for the sale/leaseback of the Company’s large-scale manufacturing facility and a new lease for its headquarters facility. The transactions are expected to add $220 million in new cash and $160 million in cash that will be freed up by elimination of the cash restriction associated with the previous lease for the headquarters facility. HGS expects to complete the transactions in the second quarter of 2006.
HGS presented interim results of two clinical trials of Albuferon at the end of April 2006. The results to date from both studies are encouraging and support the Company’s plan to advance Albuferon to Phase 3 development before the end of 2006. HGS has identified two doses of Albuferon — 900 micrograms and 1200 micrograms — that may offer efficacy and safety at least comparable to Pegasys with dosing every two weeks, compared to weekly dosing for Pegasys, the current market leader. In addition, the studies provide a strong scientific basis for the continued study of Albuferon at higher doses administered monthly. HGS is currently considering collaboration opportunities for Albuferon.
GSK has initiated clinical development of GSK716155 for potential use in the treatment of diabetes. In the first quarter of 2006, HGS recognized a $6 million milestone related to the continuing progress of GSK716155. HGS also disclosed that GSK plans to advance relacatib (GSK462795) to Phase 2 clinical trials for the treatment of bone metastases in 2006. Relacatib, a small-molecule drug discovered by GSK using HGS technology, is also in development for the treatment of osteoporosis and osteoarthritis.
CoGenesys, a division of HGS, and PDL BioPharma entered into a worldwide licensing agreement in January 2006, which provides PDL certain exclusive rights to intellectual property for an undisclosed target antigen discovered by HGS. Under terms of the agreement, CoGenesys is entitled to an upfront licensing fee, development milestone payments and royalties on future sales of antibody therapeutics developed by PDL against the target. PDL also will provide CoGenesys with access to its antibody humanization technology platform, which will help enable CoGenesys’ own internal discovery and development programs.
In January 2006, HGS announced a license agreement with Amgen under which Amgen acquired exclusive worldwide rights to develop and commercialize therapeutic biological products for human use based on a human gene discovered by HGS that may have potential applications in autoimmune diseases, immune deficiencies or suppression, and cancer. Amgen also acquired non-exclusive worldwide rights for the development and commercialization of diagnostic products for human use based on the same gene. HGS received an upfront payment and, according to the terms of the agreement, will receive certain annual fees, as well as development milestone payments and royalties on annual net sales for therapeutic and diagnostic products successfully developed and commercialized using such rights.

About Human Genome Sciences
The mission of Human Genome Sciences is to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
For more information about Human Genome Sciences, please visit the company’s web site at www.hgsi.com.
HGS, Human Genome Sciences, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
Non-GAAP Pro Forma Financial Measures
The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three months ended			Three months ended
	March 31, 2006			March 31, 2005
	GAAP	Adjustments(a)	Pro Forma	GAAP/Pro Forma(a)
	(dollars in thousands, except share and per share amounts)
Revenue — R&D contracts	$6,840		$6,840	$1,105

Costs and expenses:
Research and development	58,407	$(4,308)	54,099	54,199
General and administrative	13,391	(2,418)	10,973	9,428

Total costs and expenses	71,798	(6,726)	65,072	63,627

Income (loss) from operations	(64,958)	6,726	(58,232)	(62,522)
Net investment income	2,819	—	2,819	2,940

Income (loss) before taxes	(62,139)	6,726	(55,413)	(59,582)
Provision for income taxes	—	—	—	—

Net income (loss) (a)	$(62,139)	$6,726	$(55,413)	$(59,582)

Net income (loss) per share, basic and diluted (a)	$(0.47)	$0.05	$(0.42)	$(0.46)

Weighted average shares outstanding, basic & diluted	131,221,924	131,221,924	131,221,924	130,609,985

(a)	Includes stock-based compensation expense associated with the adoption of FAS 123(R) on January 1, 2006. Because no stock-based compensation expense was recorded before 2006, GAAP and Pro Forma results for the three months ended March 31, 2005 are the same.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	March 31, 2006	December 31, 2005
	(dollars in thousands)
Cash, cash equivalents and investments (b)	$580,397	$646,220
Total assets (b)	933,675	997,046
Total debt and capital lease, less current portion	510,000	510,000
Total stockholders’ equity	363,038	416,966

(b)	Includes $217,247 and $220,171 in restricted investments at March 31, 2006, and December 31, 2005, respectively.
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